SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2012

COLUMBUS MCKINNON CORPORATION
 (Exact name of registrant as specified in its charter)

NEW YORK
 (State or other jurisdiction of incorporation)

0-27618	16-0547600
(Commission File Number)	(IRS Employer Identification No.)

140 JOHN JAMES AUDUBON PARKWAY, AMHERST, NEW YORK	14228-1197

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code: (716) 689-5400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 19, 2012 and effective the same date, Columbus McKinnon Corporation (the "Corporation"), as borrower, entered into a Fifth Amended and Restated Credit Agreement (the "Revolving Credit Agreement") with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and J.P. Morgan Securities LLC as Joint Lead Arrangers and Joint Book Managers, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer and the lenders signatory thereto (such lenders collectively, the "Revolving Loan Lenders"). The Revolving Credit Agreement amends, restates and replaces the Corporation's existing Fourth Amended and Restated Credit Agreement dated as of December 31, 2009 as amended through February 13, 2012 (the "Replaced Credit Agreement").

Under the terms of the Revolving Credit Agreement, the Revolving Loan Lenders are providing a $100,000,000 revolving credit facility to the Corporation, under which the Revolving Loan Lenders may make secured revolving loans to the corporation and potentially to certain subsidiaries to be designated, and issue Letters of Credit to or for the benefit of the Corporation and its subsidiaries. In addition, two subsidiaries of the Corporation (the "Guarantors") have acted as unconditional guarantors of the Corporation's payment and other obligations under the Revolving Credit Agreement. The Revolving Credit Agreement has an initial term ending October 31, 2017.

The terms of the Revolving Credit Agreement include the following:

1)
Revolving Credit: an aggregate $100 million secured revolving credit facility which includes sublimits for the issuance of standby letters of credit, swingline loans and multi-currency borrowings in certain specified foreign currencies.

2)
Fees and Interest Rates: Commitment fees and interest rates are determined on the basis of either a Eurocurrency rate or a Base rate (in the case of swingline loans) plus an applicable margin based upon the Corporation's Total Leverage Ratio (as defined in the Revolving Credit Agreement).

3)
Accordion Feature: Provisions permitting the Corporation from time to time to increase the aggregate amount of the credit facility by up to $75 million, with a minimum increase of $25 million and with additional commitments from the Revolving Loan Lenders, as they may agree, or new commitments from financial institutions acceptable to the Administrative Agent and the Corporation.

4)
Prepayments: Provisions permitting the Corporation to voluntarily prepay borrowings in whole or in part at any time, and provisions requiring certain mandatory prepayments on the occurrence of certain events which will permanently reduce the commitments under the Revolving Credit Agreement, each without premium or penalty, subject to reimbursement of certain costs of the Revolving Loan Lenders.

5)
Reduction of Commitment: The Corporation may irrevocably cancel, in whole or in part, the unutilized portion of the commitments under the Revolving Credit Agreement in excess of any outstanding Loans, the stated amount of all outstanding letters of credit and all unreimbursed amounts drawn under any letters of credit.

6)
Corporation Covenants: Provisions containing covenants required of the Corporation and its subsidiaries including various affirmative and negative financial and operational covenants. Key financial covenants include a minimum fixed charge coverage ratio of 1.25x, a maximum total leverage ratio, net of cash, of 3.50x (which may be temporarily increased, at a one-time election, following the closing of an acquisition to 4.00x for the first fiscal quarter immediately thereafter and 3.75x for the two consecutive quarters), and  maximum capital expenditures of $30 million per fiscal year with the ability to transfer any unused portion of expenditure to the immediately following fiscal year.

The above summary of the Revolving Credit Agreement is qualified in its entirety by reference to the full text of the Revolving Credit Agreement, a complete copy of which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference.

Item 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET AGREEMENT OF A REGISTRANT

The descriptions of the Revolving Credit Agreement set forth under Item 1.01 above are hereby incorporated by reference in their entirety into this Item 2.03.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

EXHIBIT NUMBER	DESCRIPTION

10.1	Credit Agreement, exhibits and schedules dated as of October 19, 2012

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLUMBUS McKINNON CORPORATION

By:	/s/ Gregory P Rustowicz
Name:	Gregory P. Rustowicz
Title:	Vice President and Chief
Financial Officer (Principal Financial Officer)

Dated:  October 24, 2012

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

10.1	Credit Agreement, exhibits and schedules dated as of October 19, 2012